Exhibit 15.1

April 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

United States

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 21, 2017 of China Life Insurance Company Limited and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 191 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Hong Kong